Exhibit 10.10
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made by and between Extraction Oil & Gas, Inc., a Delaware corporation (the “Company”), and Matthew R. Owens (“Executive”) effective as of the effective date of the Company’s chapter 11 plan of reorganization (the “Effective Date”), and hereby amends and replaces in its entirety any other employment agreement heretofore entered into between Executive and the Company or any of its affiliates.

W I T N E S S E T H:

WHEREAS, the Company currently employs Executive as its Chief Executive Officer and President; and

WHEREAS, the Company desires to continue to employ Executive on the terms and conditions, and for the consideration, hereinafter set forth and Executive desires to continue to be employed by the Company on such terms and conditions and for such consideration.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and Executive agree as follows:

ARTICLE I

DEFINITIONS

In addition to the terms defined in the body of this Agreement, for purposes of this Agreement, the following capitalized words shall have the meanings indicated below:

1.1    “Board” shall mean the Board of Directors of the Company.

1.2    “Cause” shall mean a determination by the Company that Executive (a) has engaged in gross negligence or willful misconduct in the performance of Executive’s duties with respect to the Company or any of its affiliates, (b) has materially breached any provision of this Agreement, (c) has committed an act of theft, fraud, embezzlement, misappropriation or willful breach of a fiduciary duty to the Company or any of its affiliates, or (d) has been convicted of, pleaded no contest to or received adjudicated probation or deferred adjudication in connection with a crime involving fraud, dishonesty or moral turpitude or any felony (or a crime of similar import in a foreign jurisdiction). In order to terminate Executive’s employment for Cause, the Company must provide Executive with a written notice providing in reasonable detail the specific circumstances alleged to constitute Cause and Executive must not have cured or remedied the alleged Cause event (if susceptible to cure) in the Company’s good faith judgment within 30 days after his receipt of such notice.

1.3     “Change in Control” shall mean:

(a) a merger of the Company with another entity, a consolidation involving the Company, or the sale of all or substantially all of the assets of the Company to another entity if, in any such case, (i) the holders of equity securities of the Company immediately prior to such transaction or event do not beneficially own immediately after such transaction or event equity securities of the resulting entity entitled to 80% or more of the votes then eligible to be cast in the election of directors generally (or comparable governing body) of the resulting entity in substantially the same proportions that they owned the equity securities of the Company immediately prior to such transaction or event or (ii) the persons who were members of the Board immediately prior to such transaction or event shall not constitute at least a majority of the board of directors of the resulting entity immediately after such transaction or event;

(b) the dissolution or liquidation of the Company;

(c) when any person or entity, including a “group” as contemplated by section 13(d)(3) of the Securities Exchange Act of 1934, as amended, other than the initial holders of equity upon or in connection with the

Company’s emergence from chapter 11, acquires or gains ownership or control (including, without limitation, power to vote) of more than 20% of the combined voting power of the outstanding securities of the Company; or

(d) as a result of or in connection with a contested election of directors, the persons who were members of the Board immediately before such election shall cease to constitute a majority of the Board.

For purposes of the preceding sentence, (i) “resulting entity” in the context of a transaction or event that is a merger, consolidation or sale of all or substantially all assets shall mean the surviving entity (or acquiring entity in the case of an asset sale) unless the surviving entity (or acquiring entity in the case of an asset sale) is a subsidiary of another entity and the holders of common stock of the Company receive capital stock of such other entity in such transaction or event, in which event the resulting entity shall be such other entity, and (ii) subsequent to the consummation of a merger or consolidation that does not constitute a Change in Control, the term “Company” shall refer to the resulting entity and the term “Board” shall refer to the board of directors (or comparable governing body) of the resulting entity. For the avoidance of doubt, a Change in Control shall not include transfers upon and in connection with the Company’s emergence from chapter 11 among initial holders of equity.

1.4    “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.5    “Date of Termination” shall mean the date Executive’s employment with the Company is considered to have terminated pursuant to Section 3.5.

1.6    “Good Reason” shall mean the occurrence of any of the following events:

(a)     a material diminution in Executive’s Base Salary; or

(b)    a material diminution in Executive’s authority, duties, or responsibilities; or

(c)    the involuntary relocation of the geographic location of Executive’s principal place of employment by more than 50 miles from the location of Executive’s principal place of employment as of the Effective Date; or

(d)    a material breach by the Company of this Agreement.

Notwithstanding the foregoing provisions of this Section 1.6 or any other provision in this Agreement to the contrary, any assertion by Executive of a termination of employment for “Good Reason” shall not be effective unless all of the following conditions are satisfied: (i) the condition described in Section 1.6(a), (b) or (c) giving rise to Executive’s termination of employment must have arisen without Executive’s consent; (ii) Executive must provide written notice to the Company of such condition in accordance with Section 11.1 within 45 days of the later of the initial existence of the condition or when Executive first learns of the existence of the condition (provided that such notice, if provided within 45 days of when Executive first learns of the existence of the condition, must in all circumstances be provided no later than 90 days following the initial existence of the condition); (iii) the condition specified in such notice must remain uncorrected for 30 days after receipt of such notice by the Company; and (iv) the date of Executive’s termination of employment must occur within 90 days after the initial existence of the condition specified in such notice or when Executive first learns of the existence of the condition (provided, however, that such termination may in no circumstance occur later than two years following the initial existence of the condition).

1.7    “Notice of Termination” shall mean a written notice delivered to the other party indicating the specific termination provision in this Agreement relied upon for termination of Executive’s employment and the intended Date of Termination and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

1.8    “Plan” shall mean the Findings of Fact, Conclusions of Law, and Order Confirming the Sixth Amended Joint Plan of Reorganization of Extraction Oil & Gas, Inc. and its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code, dated December 23, 2020.

1.9    “Section 409A” shall mean section 409A of the Code and the Treasury Regulations and other interpretative guidance issued thereunder.

1.10    “Section 409A Payment Date” shall mean the earlier of (a) the date of Executive’s death or (b) the date that is six months after the date of termination of Executive’s employment with the Company.

ARTICLE II

EMPLOYMENT AND DUTIES

2.1    Employment; Effective Date. The Company agrees to continue to employ Executive, and Executive agrees to continue to be employed by the Company, pursuant to the terms of this Agreement beginning as of the Effective Date and continuing for the period of time set forth in Article III of this Agreement, subject to the terms and conditions of this Agreement.

2.2    Positions. From and after the Effective Date, the Company shall employ Executive in the position of President and Chief Operating Officer of the Company or in such other position or positions as the parties may mutually agree, and Executive shall report to the Chief Executive Officer of the Company.

2.3    Duties and Services. Executive agrees to serve in the position referred to in Section 2.2 and to perform diligently and to the best of Executive’s abilities the duties and services appertaining to such position, as well as (a) such additional reasonably specific duties and services that Executive from time to time may be reasonably directed to perform by the Company that are reasonably consistent with such position, and (b) such additional duties and services appropriate to such position(s) which the parties mutually agree upon from time to time.

2.4    Other Interests. Executive agrees, during the period of Executive’s employment by the Company, to devote substantially all of Executive’s business time, energy and best efforts to the business and affairs of the Company and its affiliates. Notwithstanding the foregoing, the parties acknowledge and agree that Executive may (a) engage in and manage Executive’s passive personal investments and (b) engage in charitable and civic activities; provided, however, that such activities shall be permitted so long as such activities do not materially conflict with the business and affairs of the Company or its affiliates or materially interfere with Executive’s performance of Executive’s duties hereunder. Other than those positions held by Executive as of the Effective Date as set forth on Annex A, service on any board of directors of any for-profit company, other than the Board, shall require prior approval by the Company.

2.5    Duty of Loyalty. Executive acknowledges and agrees that Executive owes a fiduciary duty of loyalty, fidelity and allegiance to act in the best interests of the Company and its affiliates and to do no act that would materially injure the business, interests, or reputation of the Company or any of its affiliates. In keeping with these duties, Executive shall make full disclosure to the Company of all business opportunities pertaining to the Company’s business and shall not appropriate for Executive’s own benefit business opportunities concerning the subject matter of the fiduciary relationship.

ARTICLE III

TERM AND TERMINATION OF EMPLOYMENT

3.1    Term. Unless sooner terminated pursuant to other provisions hereof, the Company agrees to continue to employ Executive for the period beginning on the Effective Date and ending on the third anniversary of the Effective Date (the “Initial Expiration Date”); provided, however, that beginning on the Initial Expiration Date, and on each anniversary of the Initial Expiration Date thereafter, if Executive’s employment under this Agreement has not been terminated pursuant to Section 3.2 or 3.3, then said term of employment shall automatically be extended for successive one-year periods unless on or before the date that is 90 days prior to the first day of any such extension period either party shall give written notice to the other that no such automatic extension shall occur, in which case the term of employment shall terminate as of the end of the current term.

3.2     Company’s Right to Terminate. Notwithstanding the provisions of Section 3.1, the Company may terminate Executive’s employment under this Agreement at any time for any of the following reasons by providing Executive with a Notice of Termination:

(a)     upon Executive being unable to perform Executive’s duties or fulfill Executive’s obligations under this Agreement by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months as determined by the Company and certified in writing by a competent medical physician selected by the Company (“Disability”);

(b)    Executive’s death;

(c)    for Cause; or

(d)    for any other reason whatsoever or for no reason at all, in the sole discretion of the Company.

3.3    Executive’s Right to Terminate. Notwithstanding the provisions of Section 3.1, Executive shall have the right to terminate Executive’s employment under this Agreement for Good Reason or for any other reason whatsoever or for no reason at all, in the sole discretion of Executive, by providing the Company with a Notice of Termination. In the case of a termination of employment by Executive pursuant to this Section 3.3, the Date of Termination specified in the Notice of Termination shall not be less than 15 nor more than 60 days, respectively, from the date such Notice of Termination is given, and the Company may require a Date of Termination earlier than that specified in the Notice of Termination (and, if such earlier Date of Termination is so required, it shall not change the basis for Executive’s termination nor be construed or interpreted as a termination of employment pursuant to Section 3.1 or Section 3.2).

3.4    Deemed Resignations. Unless otherwise agreed to in writing by the Company and Executive prior to the termination of Executive’s employment, any termination of Executive’s employment shall constitute (a) an automatic resignation of Executive as an officer of the Company and each affiliate of the Company and (b) an automatic resignation of Executive from the Board (if applicable), from the board of directors of any affiliate of the Company and from the board of directors or similar governing body of any corporation, limited liability entity or other entity in which the Company or any affiliate holds an equity interest and with respect to which board or similar governing body Executive serves as the Company’s or such affiliate’s designee or other representative.

3.5    Meaning of Termination of Employment. For all purposes of this Agreement, Executive shall be considered to have terminated employment with the Company when Executive incurs a “separation from service” with the Company within the meaning of section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance issued thereunder.

ARTICLE IV

COMPENSATION AND BENEFITS

4.1    Base Salary. During the term of this Agreement, Executive shall receive a minimum, annualized base salary of $600,000 (the “Base Salary”). Executive’s annualized base salary shall be reviewed periodically by the Board (or a committee thereof) and, in the sole discretion of the Board (or a committee thereof), such annualized base salary may be increased (but not decreased, unless mutually agreed) effective as of any date determined by the Board (or a committee thereof). Executive’s Base Salary shall be paid in equal installments in accordance with the Company’s standard policy regarding payment of compensation to executives but no less frequently than monthly.

4.2    Equity Awards. During Executive’s employment hereunder, Executive shall be eligible to participate in all equity incentive plans in which similarly situated executives participate. Executive’s entitlement to any equity awards under such equity incentive plans shall be subject to approval by the Board or a committee thereof after consultation with the Chief Executive Officer (or his delegate) of the Company. Notwithstanding any provision to the contrary, subject to approval by the Board or a committee thereof on or following the Effective Date, the Company shall grant to Executive the following equity awards under the Company’s equity incentive plan:

(a) Performance share units (“PSUs”) with performance metrics based on the Company’s Absolute Total Shareholder Return (“ATSR”) over a three-year period from the effective date of the Plan, with a grant date value equal to $1,350,000, calculated using a per share price of $25.00. PSUs shall accrue dividend equivalents, which shall vest and be paid to the extent the underlying PSUs vest. The terms and conditions of the PSUs, including, but not limited to, ATSR performance goals, number of PSUs earned at specified levels of achieved performance, effect of termination of employment and form and timing of settlement shall be consistent with the terms and conditions set forth on Annex B, subject to approval by the Board or a committee thereof on or following the Effective Date.

(b) Restricted stock units (“RSUs”) which shall vest ratably over a three-year period from the effective date of the Plan, with a grant date value equal to $450,000, calculated using a per share price of $25.00. RSUs shall accrue dividend equivalents, which shall vest and be paid to the extent the underlying RSUs vest. The terms and conditions of the RSUs, including, but not limited to, effect of termination of employment and form and timing of settlement, shall be consistent with the terms and conditions set forth on Annex B, subject to approval by the Board or a committee thereof on or following the Effective Date.

4.3    Other Benefits. During Executive’s employment hereunder, Executive shall be allowed to participate in all benefit plans and programs of the Company, including improvements or modifications of the same, which are now, or may hereafter be, available to other senior executives of the Company. The Company shall not, however, by reason of this Section 4.3, be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such benefit plan or program, so long as such changes are similarly applicable to other senior executives generally.

4.4    Expenses. The Company shall reimburse Executive for all reasonable business expenses incurred by Executive in performing services hereunder, including all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Company; provided, in each case, that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company. Any such reimbursement of expenses shall be made by the Company upon or as soon as practicable following receipt of supporting documentation reasonably satisfactory to the Company (but in any event not later than the close of Executive’s taxable year following the taxable year in which the expense is incurred by Executive); provided, however, that, upon Executive’s termination of employment with the Company, in no event shall any additional reimbursement be made prior to the Section 409A Payment Date to the extent such payment delay is required under section 409A(a)(2)(B)(i) of the Code. In no event shall any reimbursement be made to Executive for such fees and expenses after the later of (a) the first anniversary of the date of Executive’s death or (b) the date that is five years after the date of Executive’s termination of employment with the Company (other than by reason of Executive’s death).

4.5    Vacation and Sick Leave. During Executive’s employment hereunder, Executive shall be entitled to sick and vacation leave in accordance with the Company’s policies applicable to its senior executives, which leave shall accrue and be taken in accordance with the Company’s sick and vacation policies in effect from time to time. Executive’s right to carry over unused vacation from one calendar year to the next shall be determined by the Company’s vacation policy.

4.6    Offices. Subject to Articles II, III, and IV hereof, Executive agrees to serve without additional compensation, if elected or appointed thereto, as a director of the Company or any of the Company’s affiliates and as a member of any committees of the board of directors of any such entities, and in one or more executive positions of any of the Company’s affiliates.

4.7    D&O Insurance; Indemnification. The Company shall provide Executive with customary contractual indemnification rights and directors’ and officers’ insurance coverage.

ARTICLE V

EFFECT OF TERMINATION OF EMPLOYMENT ON COMPENSATION

5.1    For Cause; Without Good Reason; Certain Non-Renewals. If Executive’s employment hereunder shall terminate (a) at the expiration of the term provided in Section 3.1 (other than as provided under Section 5.3 below), (b) pursuant to Section 3.2(c), or (c) pursuant to Executive’s resignation for other than Good Reason, then all compensation and all benefits to Executive hereunder shall terminate contemporaneously with such termination of employment, except that Executive shall be entitled to (i) payment of all accrued and unpaid Base Salary to the Date of Termination, (ii) reimbursement for all incurred but unreimbursed expenses for which Executive is entitled to reimbursement in accordance with Section 4.4, and (iii) benefits to which Executive is entitled under the terms of any applicable benefit plan or program (such amounts set forth in (i), (ii), and (iii) shall be collectively referred to herein as the “Accrued Rights”).

5.2    Death; Disability. If Executive’s employment hereunder shall terminate on account of his death or Disability pursuant to Section 3.2(a) or (b), then all compensation and all benefits to Executive hereunder shall terminate contemporaneously with such termination of employment, except that Executive (or Executive’s legal representative, estate, and/or beneficiaries, as the case may be) shall be entitled to receive:

(a)     the Accrued Rights;

(b)    a lump sum cash payment in an amount equal to Executive’s Base Salary as of the Date of Termination; and

(c)    accelerated vesting of a prorated portion of any outstanding equity-related awards held by Executive (provided that with respect to any performance-based vesting provisions, such prorated portion shall remain outstanding and be settled based on actual performance as provided under the terms of the applicable award agreement through the end of the performance period), with such prorated portion determined based on the number of days employed during the applicable vesting period.

5.3    Without Cause; for Good Reason; Certain Non-Renewals. If Executive’s employment hereunder shall terminate at the expiration of the term provided in Section 3.1 due to a non-extension of the Agreement by the Company, pursuant to Executive’s resignation for Good Reason, or by action of the Company for any reason other than death, Disability or for Cause, then all compensation and all benefits to Executive hereunder shall terminate contemporaneously with such termination of employment, except that Executive shall be entitled to receive the Accrued Rights and, subject to Executive’s delivery, within 30 days after the Date of Termination, and non-revocation of an executed release in a form reasonably satisfactory to the Company (which shall release and discharge the Company and its affiliates, subsidiaries and benefit plans, and their respective stockholders, officers, directors, members, partners, employees, agents representatives and other affiliated persons from any and all claims or causes of action of any kind or character, including but not limited to all claims or causes of action arising out of Executive’s employment with the Company or its affiliates or the termination of such employment) (the “Release”), Executive shall receive the following additional compensation and benefits from the Company, as applicable, (but no other additional compensation or benefits after such termination):

(a)     Severance Payment: The Company shall pay to Executive a severance amount equal to two times the amount of Executive’s Base Salary as of the Date of Termination, which amount shall be paid in a lump sum payment on the first payroll date following the effective date of the Release; provided, however, that in the event that Executive’s Date of Termination under this Section 5.3(a) occurs within six months following a Change in Control, such severance amount shall equal three times the amount of Executive’s annual Base Salary, paid in a lump sum.

(b)     Post-Employment Health Coverage: During the portion, if any, of the 18-month period following the Date of Termination that Executive elects to continue coverage for Executive and Executive’s spouse and eligible dependents, if any, under the Company’s group health plans under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA), and/or sections 601 through 608 of the Employee Retirement Income Security Act of 1974, as amended, the Company shall promptly reimburse Executive on a monthly basis for the difference between the amount Executive pays to effect and continue such coverage and the employee contribution amount that similarly situated active senior executive employees of the Company pay for the same or similar coverage under such group health plans; provided, however, that in the event that Executive becomes eligible for group health coverage from a subsequent employer, the reimbursements provided by the Company under this Section 5.3(b)) shall immediately cease; and

(c)     Equity Awards: Upon the termination of Executive’s employment by the Company without Cause or resignation for Good Reason (in each case, other than in connection with a Change in Control), (i) 100% of all outstanding equity-related awards held by Executive that are subject to time-based vesting shall immediately vest and (ii) a prorated portion of all outstanding equity-related awards held by Executive that are subject to performance-based vesting shall remain outstanding and be settled based on actual performance as provided under the terms of the applicable award agreement through the end of the performance period, with such prorated portion determined based on the number of days employed during the applicable vesting period, and all options, stock appreciation rights, or similar awards shall remain exercisable for the full original term of the award. In the event of a termination by the Company without Cause or a resignation by Executive for Good Reason, in each case within six months following a Change in Control, 100% of all outstanding equity-related awards held by Executive shall immediately vest with respect to time-based vesting provisions (and any performance-based vesting will vest based on actual performance through the date on which the Change in Control occurs; provided, however, that if actual performance is not determinable through that date, performance-based vesting will vest based on assumed achievement of target performance), and all options, stock appreciation rights, or similar awards shall remain exercisable for the full original term of the award. The terms in this Section 5.3(c) and any and all other termination provisions in this Agreement that apply to Executive’s equity awards shall apply only to equity awards granted to Executive during calendar year 2021 under the Company’s equity incentive plan. Any and all other equity awards that may be granted to Executive shall be governed by the terms of the applicable award agreements.

ARTICLE VI

PROTECTION OF INFORMATION

6.1    Disclosure to and Property of the Company. For purposes of this Article VI, the term “the Company” shall include the Company and any of its affiliates, and any reference to “employment” or similar terms shall include a director and/or consulting relationship. All information, trade secrets, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed, disclosed to or acquired by Executive, individually or in conjunction with others, during the period of Executive’s employment by the Company (whether during business hours or otherwise and whether on the Company’s premises or otherwise) that relate to the Company’s or any of its affiliates’ businesses, trade secrets, products or services (including, without limitation, all such information relating to corporate opportunities, strategies, business plans, product specifications, compositions, manufacturing and distribution methods and processes, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer’s organizations or within the organization of acquisition prospects, or production, marketing and merchandising techniques, prospective names and marks) and all writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression (collectively, “Confidential Information”) shall be disclosed to the Company and are and shall be the sole and exclusive property of the Company or its affiliates, as applicable. Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, email, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression (collectively, “Work Product”) are and shall be the sole and exclusive property of the Company (or its affiliates). Executive agrees to perform all actions reasonably requested by the Company or its affiliates to establish and confirm such exclusive ownership. Upon termination of Executive’s employment with the Company, for any reason, Executive promptly shall deliver such Confidential Information and Work Product, and all copies thereof, to the Company.

6.2    Disclosure to Executive. The Company has and will disclose to Executive and place Executive in a position to have access to or develop Confidential Information and Work Product of the Company (or its

affiliates); and has and will entrust Executive with business opportunities of the Company (or its affiliates); and has and will place Executive in a position to develop business good will on behalf of the Company (or its affiliates).

6.3    No Unauthorized Use or Disclosure.

(a)     Executive agrees to preserve and protect the confidentiality of all Confidential Information and Work Product of the Company and its affiliates. Executive agrees that Executive will not, at any time during or after Executive’s employment with the Company, make any unauthorized disclosure of, and Executive shall not remove from the Company premises, Confidential Information or Work Product of the Company or its affiliates, or make any use thereof, except, in each case, in the carrying out of Executive’s responsibilities hereunder. Executive shall use all reasonable efforts to cause all persons or entities to whom any Confidential Information shall be disclosed by Executive hereunder to preserve and protect the confidentiality of such Confidential Information.

(b)     Executive shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law, Executive shall provide the Company with prompt notice of such requirement prior to making any such disclosure, so that the Company may seek an appropriate protective order.

(c)     At the request of the Company at any time, Executive agrees to deliver to the Company all Confidential Information that Executive may possess or control. Executive agrees that all Confidential Information of the Company (whether now or hereafter existing) conceived, discovered or made by Executive during the period of Executive’s employment by the Company exclusively belongs to the Company (and not to Executive), and upon request by the Company for specified Confidential Information, Executive will promptly disclose such Confidential Information to the Company and perform all actions reasonably requested by the Company to establish and confirm such exclusive ownership. Affiliates of the Company shall be third party beneficiaries of Executive’s obligations under this Article VI. As a result of Executive’s employment by the Company, Executive may also from time to time have access to, or knowledge of, Confidential Information or Work Product of third parties, such as customers, suppliers, partners, joint venturers, and the like, of the Company and its affiliates. Executive also agrees to preserve and protect the confidentiality of such third party Confidential Information and Work Product.

(d)     Nothing herein will prevent Executive from: (i) making a good faith report of possible violations of applicable law to any governmental agency or entity; or (ii) making disclosures that are protected under the whistleblower provisions of applicable law. For the avoidance of doubt, nothing herein shall prevent Executive from making a disclosure of a trade secret that: (A) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, an individual who files a lawsuit for retaliation by an employer of reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (X) files any document containing the trade secret under seal; and (Y) does not disclose the trade secret, except pursuant to court order.

6.4    Ownership by the Company. If, during Executive’s employment by the Company, Executive creates any work of authorship fixed in any tangible medium of expression that is the subject matter of copyright (such as videotapes, written presentations, or acquisitions, computer programs, email, voice mail, electronic databases, drawings, maps, architectural renditions, models, manuals, brochures, or the like) relating to the Company’s business, products, or services, whether such work is created solely by Executive or jointly with others (whether during business hours or otherwise and whether on the Company’s premises or otherwise), including any Work Product, the Company shall be deemed the author of such work if the work is prepared by Executive in the scope of Executive’s employment; or, if the work relating to the Company’s business, products, or services is not prepared by Executive within the scope of Executive’s employment but is specially ordered by the Company as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation, or as an instructional text, then the work shall be considered to be work made for hire and the Company shall be the author of the work. If the work relating to the Company’s business, products, or services is neither prepared by Executive within the scope of Executive’s employment nor a work specially ordered that is deemed to be a work made for hire during Executive’s employment by the Company, then Executive hereby agrees to assign, and by these provisions does assign, to the Company all of Executive’s worldwide right, title, and interest in and to such work and all rights of copyright therein.

6.5    Assistance by Executive. During the period of Executive’s employment by the Company, Executive shall assist the Company and its nominee, at any time, in the protection of the Company’s or its affiliates’ worldwide right, title and interest in and to Confidential Information and Work Product and the execution of all formal assignment documents requested by the Company or its nominee(s) and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries. For the period of two years after Executive’s employment termination with the Company pursuant to Section 5.3 above, at the request from time to time and expense of the Company or its affiliates, Executive shall assist the Company or its nominee(s) in the protection of the Company’s or its affiliates’ worldwide right, title and interest in and to Confidential Information and Work Product and the execution of all formal assignment documents requested by the Company or its nominee and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries. Executive shall assist after Executive’s employment termination with the Company other than pursuant to Section 5.3 above pursuant to mutually agreeable terms between Executive and the Company.

6.6    Remedies. Executive acknowledges that money damages would not be a sufficient remedy for any breach of this Article VI by Executive, and the Company or its affiliates shall be entitled to enforce the provisions of this Article VI by terminating payments or benefits then owing to Executive under Section 5.3 and to specific performance and injunctive relief as remedies for such breach or any threatened breach; provided, that, to the extent the Company receives monetary damages from Executive, such amounts shall not exceed the total value Executive received under Section 5.3. Such remedies shall not be deemed the exclusive remedies for a breach of this Article VI but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Executive and Executive’s agents. However, if it is determined that Executive has not committed a breach of this Article VI, then the Company shall resume the payments and benefits due under this Agreement and pay to Executive and Executive’s spouse, if applicable, all payments and benefits that had been suspended pending such determination.

ARTICLE VII

STATEMENTS CONCERNING THE COMPANY

7.1    Statements Concerning the Company. Subject to Section 6.3(d) above, Executive shall refrain, both during and after the termination of the employment relationship, from publishing any oral or written statements about the Company, any of its affiliates or any of the Company’s or such affiliates’ directors, officers, employees, consultants, agents or representatives that (a) are slanderous, libelous or defamatory, (b) disclose Confidential Information of the Company, any of its affiliates or any of the Company’s or any such affiliates’ business affairs, directors, officers, employees, consultants, agents or representatives, or (c) place the Company, any of its affiliates, or any of the Company’s or any such affiliates’ directors, officers, employees, consultants, agents or representatives in a false light before the public. The Company agrees that the members of the Board and the Company’s named executive officers, while serving in such capacity for the Company, shall not make negative comments about Executive or otherwise disparage Executive in any manner that is likely to be harmful to Executive’s business reputation. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), and the foregoing limitation on the Company’s executives and directors shall not be violated by statements that they in good faith believe are necessary or appropriate to make in connection with performing their duties and obligations to the Company.

7.2    Enforcement Rights. A violation or threatened violation of this Article VII may be enjoined by the courts. The rights afforded the Company and its affiliates under this provision are in addition to any and all rights and remedies otherwise afforded by law.

ARTICLE VIII

NON-COMPETITION AGREEMENT

8.1    Definitions. As used in this Article VIII, the following terms shall have the following meanings:

“Business” means (a) during the period of Executive’s employment by the Company, the core products and services provided by the Company and its affiliates during such period and other products and services that are functionally equivalent to the foregoing, and (b) during the portion of the Prohibited Period that begins on the termination of Executive’s employment with the Company, the products and services provided by the Company and its affiliates at the time of such termination of employment and other products and services that are functionally equivalent to the foregoing.

“Competing Business” means any business, individual, partnership, firm, corporation or other entity which wholly or in any significant part engages in any business competing with the Business in the Restricted Area. In no event will the Company or any of its affiliates be deemed a Competing Business.

“Governmental Authority” means any governmental, quasi-governmental, state, county, city or other political subdivision of the United States or any other country, or any agency, court or instrumentality, foreign or domestic, or statutory or regulatory body thereof.

“Legal Requirement” means any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization, or other directional requirement (including, without limitation, any of the foregoing that relates to environmental standards or controls, energy regulations and occupational, safety and health standards or controls including those arising under environmental laws) of any Governmental Authority.

“Prohibited Period” means the period during which Executive is employed by the Company hereunder and a period of twelve (12) months following the termination of Executive’s employment with the Company.

“Restricted Area” means any geographic area within a 100-mile radius of any location where the Company or its affiliates engaged, or made plans to engage, in material operations related to the Business, and for which Executive has or had responsibilities, during the twelve (12) months prior to the Date of Termination.

8.2    Non-Competition; Non-Solicitation. Executive and the Company agree to the non-competition and non-solicitation provisions of this Article VIII in consideration for the Confidential Information provided by the Company to Executive pursuant to Article VI of this Agreement, to protect the trade secrets and confidential information of the Company or its affiliates disclosed or entrusted to Executive by the Company or its affiliates or created or developed by Executive for the Company or its affiliates, to protect the business goodwill of the Company or its affiliates developed through the efforts of Executive and/or the business opportunities disclosed or entrusted to Executive by the Company or its affiliates and as an additional incentive for the Company to enter into this Agreement.

(a)     Subject to the exceptions set forth in Section 8.2(b) below, Executive expressly covenants and agrees that during the Prohibited Period (i) Executive will refrain from carrying on or engaging in, directly or indirectly, any Competing Business in the Restricted Area and (ii) Executive will not, and Executive will cause Executive’s affiliates not to, directly or indirectly, own, manage, operate, join, become an employee of, partner in, owner or member of (or an independent contractor to), control or participate in, be connected with or loan money to, sell or lease equipment or property to, or otherwise be affiliated with any business, individual, partnership, firm, corporation or other entity which engages in a Competing Business in the Restricted Area.

(b)     Notwithstanding the restrictions contained in Section 8.2(a), Executive or any of Executive’s affiliates may own an aggregate of not more than 2% of the outstanding stock of any class of any corporation engaged in a Competing Business, if such stock is listed on a national securities exchange or regularly traded in the over-the-counter market by a member of a national securities exchange, without violating the provisions of Section 8.2(a), provided that neither Executive nor any of Executive’s affiliates has the power, directly or indirectly, to control or direct the management or affairs of any such corporation and is not involved in the management of such corporation.

(c)     Executive further expressly covenants and agrees that during the Prohibited Period, Executive will not, and Executive will cause Executive’s affiliates not to (i) engage or employ, or solicit or contact with a view to the engagement or employment of, any person who is an officer or employee of the Company or any of its affiliates or (ii) canvass, solicit, approach or entice away or cause to be canvassed, solicited, approached or enticed away from the Company or any of its affiliates any person who or which is a customer of any of such entities during the period during which Executive is employed by the Company.

(d)     The restrictions contained in Section 8.2 shall not apply to any product or service that the Company provided during Executive’s employment but that the Company no longer provides at the Date of Termination.

(e)     Before accepting employment with any other person or entity while employed by the Company during the Prohibited Period, Executive will inform such person or entity of the restrictions contained in this Article VIII.

8.3    Relief. Executive and the Company agree and acknowledge that the limitations as to time, geographical area and scope of activity to be restrained as set forth in Section 8.2 are reasonable and do not impose any greater restraint than is necessary to protect the legitimate business interests of the Company. Executive and the Company also acknowledge that money damages would not be sufficient remedy for any breach of this Article VIII by Executive, and the Company or its affiliates shall be entitled to enforce the provisions of this Article VIII by terminating payments or benefits then owing to Executive under Section 5.3 and to specific performance and injunctive relief as remedies for such breach or any threatened breach; provided, that, to the extent the Company receives monetary damages from Executive, such amounts shall not exceed the total value Executive received under Section 5.3. Such remedies shall not be deemed the exclusive remedies for a breach of this Article VIII but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Executive and Executive’s agents. However, if it is determined that Executive has not committed a breach of this Article VIII, then the Company shall resume the payments and benefits due under this Agreement and pay to Executive all payments and benefits that had been suspended pending such determination.

8.4     Reasonableness; Enforcement. Executive hereby represents to the Company that Executive has read and understands, and agrees to be bound by, the terms of this Article VIII. Executive acknowledges that the geographic scope and duration of the covenants contained in this Article VIII are the result of arm’s-length bargaining and are fair and reasonable in light of (a) the nature and wide geographic scope of the operations of the Business, (b) Executive’s level of control over and contact with the Business in all jurisdictions in which it is conducted, (c) the fact that the Business is conducted throughout the Restricted Area and (d) the amount of Confidential Information that Executive is receiving in connection with the performance of Executive’s duties hereunder. It is the desire and intent of the parties that the provisions of this Article VIII be enforced to the fullest extent permitted under applicable Legal Requirements, whether now or hereafter in effect and therefore, to the extent permitted by applicable Legal Requirements, Executive and the Company hereby waive any provision of applicable Legal Requirements that would render any provision of this Article VIII invalid or unenforceable.

8.5    Reformation. The Company and Executive agree that the foregoing restrictions are reasonable under the circumstances and that any breach of the covenants contained in this Article VIII would cause irreparable injury to the Company. Executive understands that the foregoing restrictions may limit Executive’s ability to engage in certain businesses anywhere in the Restricted Area during the Prohibited Period, but acknowledges that Executive will receive sufficient consideration from the Company to justify such restriction. Further, Executive acknowledges that Executive’s skills are such that Executive can be gainfully employed in non-competitive employment, and that the agreement not to compete will not prevent Executive from earning a living. Nevertheless, if any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions herein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced. By agreeing to this contractual modification prospectively at this time, the Company and Executive intend to make this provision enforceable under the law or laws of all applicable states, provinces and other jurisdictions so that the entire agreement not to compete and this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal. Such modification shall not affect the payments made to Executive under this Agreement.

ARTICLE IX

DISPUTE RESOLUTION

9.1    Arbitration. Except as otherwise provided in this Article IX, any and all claims or disputes between Executive and the Company or its parents, subsidiaries and affiliates (including, without limitation, the validity, scope, and enforceability of this Article IX and claims arising under any federal, state or local law prohibiting discrimination in employment or governing the employment relationship in any way) shall be submitted for final and binding arbitration by a single arbitrator in Denver, Colorado, in accordance with the rules for resolution of employment disputes of the American Arbitration Association (“AAA”). The arbitrator shall have the power to gather such materials, information, testimony, and evidence as he or she deems relevant to the dispute before him or her, and each party will provide such materials, information, testimony, and evidence requested by the arbitrator, except to the extent any information so requested is subject to an attorney-client or other privilege. The arbitrator shall apply the substantive law of the State of Colorado (excluding Colorado choice-of-law principles that might call for the application of some other state’s law), or federal law, or both as applicable to the claims asserted. The results of the arbitration and the decision of the arbitrator will be final and binding on the parties and each party agrees and acknowledges that these results shall be enforceable in a court of law of competent jurisdiction; provided that the parties agree that the arbitrator and any court enforcing the award of the arbitrator shall not have the right or authority to award punitive or exemplary damages to any disputing party. No demand for arbitration may be made after the date when the institution of legal or equitable proceedings based on such claim or dispute would be barred by the applicable statute of limitations. In the event either party must resort to the judicial process to enforce the provisions of this Agreement, the award of an arbitrator, or equitable relief granted by an arbitrator, the party seeking enforcement shall be entitled to recover from the other party all costs of litigation including, but not limited to, reasonable attorney’s fees and court costs. All proceedings conducted pursuant to this agreement to arbitrate, including any order, decision or award of the arbitrator, shall be kept confidential by all parties. Executive and the Company explicitly recognize that no provision of this Article IX shall prevent either party from seeking to resolve any dispute relating to Article VI or Article VIII of this Agreement in a court of law. Executive and the Company further acknowledge and agree that a court of competent jurisdiction shall have the power to maintain the status quo pending the arbitration of any dispute under this Article IX, and this Article IX shall not require the arbitration of an application for emergency or temporary injunctive relief by either party pending arbitration; provided, however, that the remainder of any such dispute beyond the application for emergency or temporary injunctive relief shall be subject to arbitration under this Article IX. EXECUTIVE ACKNOWLEDGES THAT, BY SIGNING THIS AGREEMENT, EXECUTIVE IS WAIVING ANY RIGHT THAT EXECUTIVE MAY HAVE TO A JURY TRIAL OR, EXCEPT AS EXPRESSLY PROVIDED HEREIN, A COURT TRIAL OF ANY CLAIM ALLEGED BY EXECUTIVE.

ARTICLE X

CERTAIN EXCISE TAXES

Notwithstanding anything to the contrary in this Agreement, if Executive is a “disqualified individual” (as defined in section 280G(c) of the Code), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which Executive has the right to receive from the Company or any of its affiliates, would constitute a “parachute payment” (as defined in section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by Executive from the Company and its affiliates will be one dollar ($1.00) less than three times Executive’s “base amount” (as defined in section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Executive shall be subject to the excise tax imposed by section 4999 of the Code, or (b) paid in full, whichever produces the better net after-tax position to Executive (taking into account any applicable excise tax under section 4999 of the Code and any other applicable taxes, including any federal, state, municipal, and local income or employment taxes, and taking into account the phase out of itemized deductions and personal exemptions). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order, in all instances in accordance with Section 409A. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith; provided, however, that (a) no portion of Executive’s payments or benefits the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of section 280G(b) of the Code will be taken into account; (b) no portion of Executive’s payments or benefits will be taken into account which, in the opinion of tax counsel (“Tax Counsel”) for the Company does not constitute a parachute payment (including by reason of section 280G(b)(4)(A) of the Code); (c) in calculating the applicable excise tax under section 4999 of the Code, no portion of Executive’s payments or benefits will be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of section 280G(b)(4)(B) of the Code, in excess of the base amount that is allocable to such reasonable compensation; and (d) the value of any non-cash benefit or any deferred payment or benefit will be determined by Tax Counsel or the Company’s independent auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code. At the time that payments are made under this Agreement, the Company will provide Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations, including any opinions or other advice the Company received from Tax Counsel, the Company’s independent auditor, or other advisors or consultants (and any such opinions or advice which are in writing will be attached to the statement). If a reduced payment or benefit is made or provided, and through error or otherwise, that payment or benefit, when aggregated with other payments and benefits from the Company (or its affiliates) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Executive’s base amount, then Executive shall immediately repay such excess to the Company or the applicable affiliate upon notification that an overpayment has been made. The fact that Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Article X will not limit or otherwise affect any other rights of Executive under this Agreement or otherwise. All determinations required by this Article X will be made at the expense of the Company. However, nothing in this Article X shall require the Company or any affiliate to be responsible for, or have any liability or obligation with respect to, Executive’s excise tax liabilities under section 4999 of the Code.

ARTICLE XI

MISCELLANEOUS

11.1    Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally or by courier, (b) on the date receipt is acknowledged if delivered by certified mail, postage prepaid, return receipt requested or (c) one day after transmission if sent by facsimile transmission with confirmation of transmission, as follows:

If to Executive, addressed to:

Executive’s last known address on file with the Company

If to the Company, addressed to:

Extraction Oil & Gas, Inc.
370 17th Street, Suite 5200
Denver, CO 80202 Attention:

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.

11.2    Applicable Law; Submission to Jurisdiction.

(a)    This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Colorado, without regard to conflicts of laws principles thereof.

(b)    With respect to any claim or dispute related to or arising under this Agreement, the parties hereto hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in the State of Colorado.

11.3    No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

11.4    Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

11.5    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

11.6    Withholding of Taxes and Other Employee Deductions. The Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes and withholdings as may be required pursuant to any law or governmental regulation or ruling and all other customary deductions made with respect to the Company’s employees generally.

11.7    Headings. The Section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

11.8    Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

11.9    Affiliate. As used in this Agreement, the term “affiliate” as used with respect to a particular person or entity shall mean any other person or entity which owns or controls, is owned or controlled by, or is under common ownership or control with, such particular person or entity.

11.10    Successors; Assigns; Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company. In addition, the Company may assign this Agreement and Executive’s employment to any other affiliate of the Company at any time without the consent of Executive, and any assign of the Company shall be deemed to be the Company for purposes of this Agreement. Except as provided in the foregoing sentences of this Section 11.10, this Agreement and the rights and obligations of the parties hereunder are personal, and neither this Agreement nor any right, benefit, or obligation of either party hereto shall be subject to voluntary or involuntary assignment, alienation, or transfer, whether by operation of law or otherwise, without the prior written consent of the other party. In addition, any payment owed to Executive hereunder after the date of Executive’s death shall be paid to Executive’s estate. Each affiliate of the Company shall be a third party beneficiary of, and may directly enforce, Executive’s obligations under Article VI, Article VII and Article VIII.

11.11    Term. Termination of this Agreement shall not affect any right or obligation of any party which is accrued or vested prior to such termination. Without limiting the scope of the preceding sentence, the provisions of Articles V, VI, VII, VIII and IX shall survive any termination of the employment relationship and/or of this Agreement.

11.12    Entire Agreement. Except as provided in any signed written agreement contemporaneously or hereafter executed by the Company and Executive, this Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of Executive by the Company. Without limiting the scope of the preceding sentence, all understandings and agreements preceding the date of execution of this Agreement and relating to the subject matter hereof are hereby null and void and of no further force and effect.

11.13     Modification; Waiver. Any modification to or waiver of this Agreement will be effective only if it is in writing and signed by the parties to this Agreement.

11.14    Actions by the Board. Any and all determinations or other actions required of the Board hereunder that relate specifically to Executive’s employment by the Company or the terms and conditions of such employment shall be made by the members of the Board other than Executive if Executive is a member of the Board, and Executive shall not have any right to vote or decide upon any such matter.

11.15    Executive’s Representations and Warranties. Executive represents and warrants to the Company that (a) Executive does not have any agreements with any prior employers or other third parties that will prohibit Executive from working for the Company or fulfilling Executive’s duties and obligations to the Company pursuant to this Agreement and (b) Executive has complied with all duties imposed on Executive with respect to Executive’s former employer, e.g., Executive does not possess any tangible property belonging to Executive’s former employer.

11.16    Section 409A. The parties hereby agree that this Agreement is intended to satisfy the requirements of Section 409A with respect to amounts, if any, subject thereto and shall be interpreted, construed, and administered consistent with such intent. Each payment made under this Agreement shall be deemed to be a separate payment for purposes of Section 409A. Notwithstanding any provision in this Agreement to the contrary, if Executive is a “specified employee” (as such term is defined in Section 409A and as determined by the Company in accordance with any method permitted under Section 409A) and any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Executive’s receipt of such payment or benefit is not delayed until the Section 409A Payment Date, then such payment or benefit shall not be provided to Executive (or Executive’s estate, if applicable) until the Section 409A Payment Date. Notwithstanding anything to the contrary in this Agreement or elsewhere, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treasury Regulation § 1.409A-l(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which Executive’s “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which Executive’s “separation from service” occurs. To the extent any expense reimbursement or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise) (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of any such expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

11.17    Clawback. Notwithstanding any provisions in this Agreement to the contrary, any compensation, payments, or benefits provided hereunder, whether in the form of cash or otherwise, shall be subject to a clawback to the extent necessary to comply with the requirements of any applicable law, including the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, section 304 of the Sarbanes Oxley Act of 2002, or any regulations promulgated thereunder, or any policy adopted by the Company pursuant to any such law (whether in existence as of the Effective Date or later adopted).

[Signatures begin on next page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

EXTRACTION OIL & GAS, INC.

By: /s/ Eric J. Christ
Name: Eric J. Christ
Title: Vice President, General Counsel and Corporate Secretary

MATTHEW R. OWENS

By: /s/ Matthew R. Owens

SIGNATURE PAGE TO EMPLOYMENT AGREEMENT MATTHEW R. OWENS

Annex A

Member of the board of directors of Colorado Oil & Gas Association

Advisor to the Denver Metro Chamber of Commerce

Member of the board of directors of Triple Crown Resources, LLC

Annex B

[Form of RSU and PSU Award Agreement]